As filed with the Securities and Exchange Commission on July 14, 2009

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACY’S, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		13-3324058 (I.R.S. Employer Identification No.)
7 West Seventh Street Cincinnati, Ohio 45202 (Address, including zip code, of Registrant’s principal executive offices)

MACY’S, INC. 2009 OMNIBUS
INCENTIVE COMPENSATION PLAN
(Full title of the Plan)

Dennis J. Broderick, Esq.
Executive Vice President, General Counsel, and Secretary
Macy’s, Inc.
7 West Seventh Street
Cincinnati, Ohio  45202
(513) 579-7000
(Name, address and telephone number, including area code, of agent for service)

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer    X                                                                                                    Accelerated filer   __

Non-accelerated filer   __   (Do not check if a smaller reporting company)                        Smaller reporting company   __

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock, par value $0.01 per share, not previously registered	39,856,113 shares	$10.61	$422,873,358.93	$23,596.33
Prior Plans Shares (2)	4,158,360 shares	$10.61	$44,120,199.60	$2,461.91
Total	44,014,473 shares	$10.61	$466,993,558.53	$26,058.24

(1)  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Macy’s, Inc. (the “Registrant”) which may become issuable pursuant to the antidilution provisions of the Registrant’s 2009 Omnibus Incentive Compensation Plan (the “2009 Plan”).

(2)  This Registration Statement covers 39,856,113 shares of Common Stock, not previously registered, issuable under the 2009 Plan.  In addition, the number of shares available for issuance under the 2009 Plan may be increased from time to time by shares of Common Stock subject to outstanding awards under the Registrant’s 1995 Executive Equity Incentive Plan (the “1995 Plan”) and/or the Registrant’s 1994 Stock Incentive Plan (the “1994 Plan” and, together with the 1995 Plan, the “Prior Plans”) that expire unexercised or are forfeited or settled for cash (in whole or in part), as applicable, after January 31, 2009.  This Registration Statement also covers 4,158,360 shares of Common Stock that were subject to such outstanding awards under the Prior Plans, but that are now available for issuance under the 2009 Plan because such awards expired unexercised or were forfeited or settled for cash (in whole or in part) since January 31, 2009 (the “Prior Plans Shares”).  An additional 46,423,591 shares of Common Stock are currently subject to outstanding awards under the Prior Plans and could potentially become available for issuance in the future under the 2009 Plan to the extent such awards expire unexercised or are forfeited or settled for cash (in whole or in part).

The Prior Plans Shares were previously registered by the Registrant on Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) and registration fees were paid for such registrations.  Concurrently with the filing of this Registration Statement, the Registrant has filed post-effective amendments to the applicable Registration Statements for the Prior Plans deregistering the Prior Plans Shares which are being carried forward under this Registration Statement.  The post-effective amendments to the Registration Statements for the Prior Plans also deregister the shares of Common Stock under the 1995 Plan and the 1994 Plan that have been available for grant but have not been granted as of the date of this Registration Statement.

(3)  Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on July 10, 2009, a date within five business days prior to filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which the Registrant has filed with the Commission, are incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009, filed on April 1, 2009.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended May 2, 2009, filed on June 8, 2009.

(c)	The Registrant’s Current Reports on Form 8-K filed on: February 2, 2009; February 3, 2009; February 11, 2009; February 24, 2009 (as to Item 2.06); and March 24, 2009.

(d)

The description of the Registrant’s Common Stock contained in a Registration Statement on Form 8-A (File No. 001-13536), filed with the Commission on December 12, 1994 and any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

                All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference to this Registration Statement and to be a part hereof from the date of filing such documents.

                Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

                The legal validity of the Registrant’s Common Stock being registered hereunder has been passed upon by Dennis J. Broderick, General Counsel of the Registrant.  As of the date of the filing of this Registration Statement, Mr. Broderick owned 2,924 shares of Common Stock and options to purchase 222,815 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

                The Registrant is incorporated under the laws of the State of Delaware. The following summary of the material provisions of the Registrant’s by-laws and certificate of incorporation relating to indemnification of directors and officers, the Registrant’s indemnification agreements with officers and directors, insurance policies maintained by the Registrant in respect of directors and officers and the Delaware General Corporation Law is not intended to be exclusive and is qualified in its entirety by such by-laws, certificate of incorporation, agreements, insurance policies and statutes.

                The Registrant’s certificate of incorporation and by-laws provide that the Registrant shall indemnify its officers and directors to the full extent permitted by applicable law.  Section 145 of the Delaware General Corporation Law provides, in general, that each director and officer of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed legal proceedings in which he or she is involved by reason of the fact that he or she is or was a director or officer, if he or she acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe that his or her conduct was unlawful.  If the legal proceeding, however, is by or in the right of the corporation, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he or she has been adjudged to be liable to the corporation unless a court determines otherwise.

                The Registrant also maintains insurance for officers and directors against certain liabilities, including liabilities under the Securities Act.  The effect of this insurance is to indemnify any officer or director of the Registrant against expenses, including, without limitation, attorneys' fees, judgments, fines and amounts paid in settlement, incurred by an officer or director upon a determination that such person acted in good faith.  The premiums for such insurance are paid by the Registrant.

                Pursuant to separate indemnification agreements with the Registrant, each officer and director of the Registrant is indemnified against all liabilities relating to his or her position as an officer or director of the Company, to the fullest extent permitted under applicable law.

Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits

4.1

Second Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended January 28, 1995) (the “1994 Form 10-K”).

4.1.1

Amended and Restated Article Seventh to the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 2, 2008) (the “2007 Form 10-K”).

4.1.2

Certificate of Amendment of Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 3, 2007).

4.1.3

Amended and Restated Article First to the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1.4 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-13536) filed with the Commission on June 11, 2002).

4.1.4	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1.1 to the 1994 Form 10-K).

4.2	By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the 2007 Form 10-K).

4.3

Macy’s, Inc. 2009 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix B to the Registrant’s revised definitive proxy statement on Schedule 14A (File No. 001-13536) filed with the Commission on April 3, 2009).

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on this 14th day of July, 2009.

MACY’S, INC.

By: /s/ Dennis J. Broderick
Dennis J. Broderick
Executive Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

Date

* Terry L. Lundgren	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	July 14, 2009

* Karen M. Hoguet	Chief Financial Officer (Principal Financial Officer)	July 14, 2009

* Joel A. Belsky	Executive Vice President and Controller (Principal Accounting Officer)	July 14, 2009

* Stephen F. Bollenbach	Director	July 14, 2009

* Deirdre Connelly	Director	July 14, 2009

* Meyer Feldberg	Director	July 14, 2009

* Sara Levinson	Director	July 14, 2009

* Joseph Neubauer	Director	July 14, 2009

* Joseph A. Pichler	Director	July 14, 2009

* Joyce M. Roché	Director	July 14, 2009

* Karl M. von der Heyden	Director	July 14, 2009

* Craig E. Weatherup	Director	July 14, 2009

* Marna C. Whittington	Director	July 14, 2009

*     The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to Powers of Attorney executed by the above-named persons and filed with the Securities and Exchange Commission.

Dated: July 14, 2009	By: /s/ Dennis J. Broderick
Dennis J. Broderick,
Attorney-in-Fact

 INDEX TO EXHIBITS

4.1

Second Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended January 28, 1995) (the “1994 Form 10-K”).

4.1.1

Amended and Restated Article Seventh to the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 2, 2008) (the “2007 Form 10-K”).

4.1.2

Certificate of Amendment of Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1.2 to the Registrant’s Annual Report on Form 10-K (File No. 001-13536) for the fiscal year ended February 3, 2007).

4.1.3

Amended and Restated Article First to the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1.4 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-13536) filed with the Commission on June 11, 2002).

4.1.4	Certificate of Designations of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1.1 to the 1994 Form 10-K).

4.2	By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 to the 2007 Form 10-K).

4.3

Macy’s, Inc. 2009 Omnibus Incentive Compensation Plan (incorporated by reference to Appendix B to the Registrant’s revised definitive proxy statement on Schedule 14A (File No. 001-13536) filed with the Commission on April 3, 2009).

5.1	Opinion of Counsel.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Powers of Attorney.